Exhibit 99.2

Fourth Quarter 2007 Results Conference Call
James E. Perry, Vice President, Finance and Treasurer
February 21, 2008 — FINAL

Thank you, Collin
Good morning from Dallas, Texas and welcome to the Trinity Industries Fourth Quarter 2007 Results Conference Call. I’m James Perry, Vice President, Finance and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from:

•	Tim Wallace, Chairman, President and Chief Executive Officer

•	Steve Menzies, Senior Vice President and Group President of the Rail Group; and

•	Bill McWhirter, Senior Vice President and Chief Financial Officer

Following that, we’ll move to the Q&A session.

Also in the room today is Chas Michel, Vice President, Controller, and Chief Accounting Officer.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, February 28th. The replay number is (402) 220-2650.

I would also like to welcome to our call our audio web cast listeners today. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

On December 31st, 2007, our borrowings at the corporate level were the 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 3.1 million dollars of other indebtedness. The Leasing Company’s debt included 334.1 million dollars of Secured Railcar Equipment Notes, 75.7 million dollars of Equipment Trust Certificates and 309.8 million dollars outstanding under our railcar leasing warehouse facility.

Our Total Debt to Total Capital ratio was 44 percent on December 31st, 2007, as compared to 46 percent at December 31st, 2006. Net of cash, our Net Debt to Total Capital ratio was 39 percent on December 31st, 2007, the same as the ratio at December 31st, 2006. On December 31st, 2007, our cash position was 289.6 million dollars.

Last week, our leasing subsidiary, Trinity Industries Leasing Company, increased its non-recourse warehouse facility from 400 million dollars to 600 million dollars and maintained the availability period of the facility through August, 2009. We anticipate a structured lease financing during 2008, but this increase, combined with our cash at year-end of 289.6 million dollars and our 425 million dollar corporate revolving credit facility, provides us with adequate liquidity to continue the growth of our lease fleet.

In December, 2007, Trinity announced authorization for a 200 million dollar share repurchase program through 2009. During the fourth quarter, we purchased 104,200 shares of stock in the open market for 2.9 million dollars. We will provide details of our purchases when we report our results at the end of each quarter.

Now, here’s Tim Wallace.
Tim
Steve
Bill
Thanks, Bill. Now our operator will prepare us for the Q & A session.
Q & A Session

Thank you, Collin. This concludes today’s conference call.

Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, February 28th. The access number is (402) 220-2650. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.